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Western Reserve Bancorp, Inc.
Exhibit 11--Earnings per Share

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
                                           Three months ended June 30,     Six months ended June 30,
                                           ---------------------------     -------------------------
                                              2003            2002           2003            2002
                                           ----------      -----------     ---------       ---------
Numerator:
 Net income                                $ 94,527        $107,082        $229,578        $234,583
Denominator:
 Denominator for basic earnings per
  share--weighted-average shares            388,052         388,052         388,052         388,052
 Effect of dilutive securities:
  Nonqualified stock options                  9,291           7,530           9,291           7,530
                                           --------        --------        --------        --------
 Denominator for diluted earnings
  per share                                 397,343         395,582         397,343         395,582
                                            =======         =======         =======         =======
Basic earnings per share                   $   0.24        $   0.28        $   0.59        $   0.60
                                           ========        ========        ========        ========
Diluted earnings per share                 $   0.24        $   0.27        $   0.58        $   0.59
                                           ========        ========        ========        ========


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